Exhibit 99.1
Rochester Medical Reports Record Fourth Quarter Sales and Record Year
Stewartville, MN November 15, 2007
Rochester Medical Corporation (NASDAQ: ROCM) today announced operating results for its fourth quarter and year ending
September 30, 2007.
The Company reported 23% sales growth with record sales of $8,437,000 for the current quarter compared to $6,826,000 for the fourth quarter of last year, resulting from increases in both Rochester Medical Brand sales and Private Label sales. It reported net income of $733,000 or $.06 per diluted share compared to a net income of $906,000 or $.08 per diluted share for the fourth quarter of last year. Net income excluding stock option expense and expense for amortization of intangibles, or “Non-GAAP Net Income” for the current quarter is $1,211,000 or $.10 per diluted share, compared to Non-GAAP Net Income of $1,237,000 or $.10 per diluted share for the fourth quarter of last year. To aid in comparison between the quarters the Company notes that fourth quarter 2006 included an $87,000 income tax expense while fourth quarter 2007 included a $480,000 income tax expense, resulting in a 30% increase in net income before income taxes for this fourth quarter as compared to last year's fourth quarter.
For the fiscal year ending September 30, 2007 the Company reported record sales of $32,663,000 compared to sales of $21,666,000 for the previous fiscal year. It reported net income for the year of $34,050,000 or $2.77 per diluted share compared to a net income of $1,959,000 or $.17 per diluted share for the previous year. Non-GAAP Net Income for Fiscal 2007 was $4,966,000 or $.40 per diluted share compared to $1,948,000 or $.17 per diluted share for Fiscal 2006. The 155% increase in Non-GAAP Net Income was primarily due to increased gross profit partially offset by higher costs and income taxes. The Company notes that in Fiscal 2007 it received approximately $31,000,000 (after taxes) in settlements from a lawsuit.
Commenting on today’s announcement, Rochester Medical CEO and President Anthony J. Conway said, “Once again at year end I am very pleased to say that this has been an excellent quarter and excellent year for the Company. Sales and operating income have strengthened very nicely, and we have been investing a portion of that increased income back into the Company in order to continue on a solid growth path for the future. Sales and Marketing expenses, for example, increased by over $3 million dollars in Fiscal 2007 as compared to Fiscal 2006. We are continuing the development and expansion of our Sales and Marketing team. I believe these investments make good strategic sense, and while they will impact net income somewhat in the short term, I am confident they will strengthen the Company’s future performance.”

Rochester Medical has provided Non-GAAP Net Income in addition to earnings calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net Income provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results. Non-GAAP Net Income is not a measure of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income is not comparable to information provided by other companies. Non-GAAP Net Income has limitations as an analytical tool and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP.
Reconciliations of Net Income and Non-GAAP Net Income are presented at the end of this press release.
The Company will hold a quarterly conference call this afternoon to discuss its earnings report. The call will begin at 4:00 p.m. central standard time (5:00 p.m. eastern time).This call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:

Domestic:	1-800-295-3991, password 50354381

International:	617-614-3924, password 50354381

Replay will be available for seven days at www.rocm.com or via telephone at:

Domestic:	1-888-286-8010, password 86563659

International:	617-801-6888, password 86563659
The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
This press release contains forward-looking statements that involve risks and uncertainties, including the uncertainty of estimated revenues and profits, as well as the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006.
Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Net Income to Non-GAAP Net Income
For the three months and fiscal year ended
September 30, 2007

	Three months ended		Fiscal year ended
	September 30,		September 30,
	2007	2006	2007	2006

GAAP Net Income as Reported	$733,000	$906,000	$34,050,000	$1,959,000

Diluted EPS as Reported	$0.06	$0.08	$2.77	$0.17

Adjustments for non-recurring unusual items:
Settlement income after taxes (1)		—	(31,305,000)	—
Deferred revenue (2)	—	(39,000)	(564,000)	(157,000)
Deferred tax benefit (3)	—	—	—	(672,000)

Subtotal	—	(39,000)	(31,869,000)	(829,000)

Adjustments for recurring non-cash expenses:
Intangible Amortization (4)	167,000	188,000	668,000	218,000
FAS 123R Compensation Expense (5)	311,000	95,000	2,117,000	600,000

Subtotal	478,000	283,000	2,785,000	818,000

Non-GAAP Net Income	$1,211,000	$1,150,000	$4,966,000	$1,948,000

Non-GAAP Diluted EPS	$0.10	$0.10	$0.40	$0.17

Weighted Average Shares — Diluted	12,582,793	11,854,210	12,272,172	11,665,992

(1)	Settlement income received November 20, 2006 from Premier, Inc of $5,155,000 and December 14, 2006 from CR Bard, Inc. of $33,450,000 after taxes. This adjustment is for amounts received net of taxes paid in connection with one-time settlement of certain litigation. These amounts were recorded in Other Income in the Statement of Operations for the fiscal year ended September 30, 2007.

(2)	Deferred revenue from a $1,000,000 fee paid by Coloplast A/S in June 2002 for marketing rights to our antibacterial Release NF foley catheter. These rights have been cancelled by mutual agreement, thus accelerating the recognition of the remaining amount as all conditions for revenue recognition have now been met. Also includes a $250,000 fee paid by Hollister for marketing rights to our hydrophilic intermittent catheter in September 2003. This adjustment relates to the realization of certain one-time revenue from marketing rights. The amounts were recorded in net sales in the Statement of Operations for the fiscal years ended September 30, 2007 and 2006.

(3)	Increase in the deferred tax asset which resulted in a tax benefit. This adjustment deducts net income for certain one-time tax benefits recorded in the three and twelve months ended September 30, 2006.

(4)	Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation. This adjustment adds back amortization expense for the three and twelve months ended September 30, 2007 and 2006 related to certain intangibles.

(5)	Compensation expense mandated by SFAS 123R. This adjustment adds back the compensation expense recorded when stock options are granted to employees and directors for the three and twelve months ended September 30, 2007 and 2006.

Rochester Medical Corporation
Press Release — F07 Fourth Quarter

Condensed Balance Sheets

	(unaudited)
	September 30,	September 30,
	2007	2006
Assets

Current Assets
Cash and equivalents	$6,671,356	$2,906,698
Marketable securities	30,465,244	—
Accounts receivable	5,527,518	4,494,094
Inventories	7,698,889	4,642,578
Prepaid expenses and other assets	6,480	410,267
Deferred income tax asset	876,032	53,000

Total current assets	51,245,519	12,506,637

Property and equipment, net	9,679,035	8,239,246
Deferred income tax asset	571,721	1,178,000
Patents, net	257,353	271,171
Intangible assets, net	7,821,562	8,270,157
Goodwill	5,920,255	5,487,141

Total Assets	$75,495,445	$35,952,352

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$1,091,874	$1,278,441
Accrued expenses	1,355,845	1,621,376
Short-term debt	1,849,463	1,681,361
Current maturities of capital leases	—	42,084
Income taxes payable	623,093	105,559
Deferred revenue	—	114,287

Total current liabilities	4,920,275	4,843,108

Long-term liabilities
Long-term debt	6,066,246	7,540,737
Capital leases, less current portion	—	21,946
Deferred revenue	—	449,999

Total long-term liabilities	6,066,246	8,012,682

Stockholders’ equity	64,508,924	23,096,562

Total Liabilities and Stockholders’ Equity	$75,495,445	$35,952,352

Rochester Medical Corporation
Press Release — F07 Fourth Quarter

Summary Statements Of Operations

	(unaudited)		(unaudited)
	Three months ended		Twelve months ended
	September 30,		September 30,
	2007	2006	2007	2006
Sales	$8,437,378	$6,826,473	$32,663,087	$21,665,837

Cost of sales	4,044,975	3,374,888	15,619,178	13,057,090

Gross profit	4,392,403	3,451,585	17,043,909	8,608,747
Gross profit %	52%	51%	52%	40%

Costs and expense
Marketing and selling	1,926,222	1,147,250	6,490,497	3,109,207
Research and development	232,725	189,982	943,225	759,639
General and administrative	1,540,034	989,277	6,742,665	3,344,662

Total operating expenses	3,698,981	2,326,509	14,176,387	7,213,508

Income from operations	693,422	1,125,076	2,867,522	1,395,239

Other income (expense)
(Loss) on sale of investments	—	—	—	(103,532)
Interest income	380,656	31,494	1,288,603	219,873
Interest expense	(110,848)	(163,450)	(513,296)	(224,848)
Other income	250,000	—	38,855,000	—

Net income before income taxes	$1,213,230	$993,120	$42,497,829	$1,286,732

Income tax expense (benefit)	479,747	86,823	8,447,649	(672,176)

Net income	733,483	906,297	34,050,180	1,958,908

Earnings per common share — Basic	$0.06	$0.08	$2.97	$0.18

Earnings per common share — Diluted	$0.06	$0.08	$2.77	$0.17

Weighted Average Shares:
Basic	11,680,364	11,079,604	11,449,646	11,068,102

Weighted Average Shares:
Diluted	12,582,793	11,854,210	12,272,172	11,665,992